Exhibit 99.1

          Badger Meter Reports Record First Quarter Sales and Earnings

     MILWAUKEE--(BUSINESS WIRE)--April 18, 2005--Badger Meter, Inc. (AMEX:BMI) today reported record sales, earnings and earnings per share for the first quarter ended March 31, 2005.
     Net sales increased 9.7% to $54,432,000 for the first quarter of 2005, from sales of $49,602,000 for the same period in 2004. Net earnings were $3,556,000 or $0.51 per diluted share for the first quarter of 2005, a 41.7% increase from earnings of $2,450,000 or $0.36 per diluted share for the comparable period in the prior year.
     "2005 is off to a great start, with the best quarter in the history of the company. The primary driver behind our record performance is our proprietary Orion(R) automatic meter reading (AMR) system for the residential water utility market. Orion continues to build momentum in the field, with sales up more than three-fold over the first quarter of 2004," said Richard A. Meeusen, chairman, president and CEO of Badger Meter.
     Meeusen said sales of residential and commercial water meters and AMR systems increased at double-digit rates in the first quarter of 2005. Sales of the company's products for the industrial market also increased, led by higher sales of Research Control(R) valves and Data Industrial(R) impeller flow meters.
     "The record earnings reflect a higher mix of AMR products, including Orion. The gross margin increased 14% in the first quarter due to our ability to leverage our cost base over the higher sales volume. In addition, we made progress in reducing the negative impact of our operation in France through corrective actions that include revising our pricing structure and working to increase export sales," said Meeusen.
     "Investments in research and engineering were up in the first quarter as we continue to develop new products and product enhancements. Building on Orion's success, we are developing new features for the product line including data monitoring capabilities and the recently introduced Orion(R) Water Meter Monitor. The Orion Water Meter Monitor is a wireless receiver and display that can be placed on a surface, such as a refrigerator door. It enables consumers to read their water meter and monitor their water usage. This product responds to the need for utilities and consumers to manage their water consumption, especially in areas of the U.S. that have experienced water shortages and droughts," said Meeusen.
     "March 9, 2005 marked the 100th anniversary of the founding of Badger Meter. We will be celebrating this milestone at various company events and locations throughout the year. Our 100th anniversary provides an opportunity to reflect on the progress of the past and, even more important, to look ahead to continued growth over the long term," said Meeusen.
     Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.
     Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

     -- the continued shift in the Company's business from lower cost, local-read meters toward more expensive, value-added automatic meter reading (AMR) systems;

     -- the success or failure of newer Company products, including the Orion(R) radio frequency mobile AMR system, the absolute digital encoder (ADE(TM)) and the proposed Galaxy(TM) fixed network AMR system;

     -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

     --   the actions (or lack thereof) of the Company's competitors;

     -- the Company's relationships with its alliance partners, particularly its alliance partners that provide AMR connectivity solutions;

     -- the general health of the United States and foreign economies, particularly including housing starts in the United States and overall industrial activity;

     -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level;

     -- changes in foreign economic conditions, including currency fluctuations such as the increase in the euro versus the United States dollar; and

     -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

     All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

     Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                          BADGER METER, INC.
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                              (Unaudited)

                     Three Months Ended March 31,



                                         2005               2004
                                         ----               ----

Net sales                            $  54,432,000      $  49,602,000
Gross margin                         $  18,962,000      $  16,626,000
Earnings before income taxes         $   6,028,000      $   4,043,000
Provision for income taxes           $   2,472,000      $   1,593,000

Net earnings                         $   3,556,000      $   2,450,000
Earnings per share:

     Basic                                 $0.53             $0.37
     Diluted                               $0.51             $0.36
Shares used in computation of:

     Basic                               6,701,667          6,549,386
     Diluted                             6,940,676          6,717,214


                          BADGER METER, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS



Assets                                March 31,          December 31,
------                                   2005                 2004
                                         ----                 ----
                                       (unaudited)
Cash                                 $   2,375,000      $   2,834,000
Receivables                             32,142,000         26,879,000
Inventories                             34,886,000         35,646,000
Other current assets                     6,993,000          6,023,000
                                      ------------       ------------
         Total current assets           76,396,000         71,382,000
Net property, plant and equipment       41,067,000         42,016,000
Prepaid pension                         16,902,000         17,290,000
Other long-term assets                   5,301,000          5,169,000
Goodwill                                 6,929,000          7,104,000
                                     -------------      -------------
         Total assets                $ 146,595,000      $ 142,961,000
                                     =============      =============


Liabilities and Shareholders' Equity
------------------------------------

Short-term debt and current portion
 long-term debt                      $  23,807,000      $  22,887,000
Payables                                15,501,000         11,395,000
Accrued compensation and employee
 benefits                                4,620,000          6,166,000
Warranty and other liabilities           6,293,000          4,799,000
                                     -------------      -------------
         Total current liabilities      50,221,000         45,247,000
Deferred income taxes                    7,415,000          7,437,000
Long-term employee benefits             11,042,000         11,392,000
Long-term debt                          11,634,000         14,819,000
Shareholders' equity                    66,283,000         64,066,000
                                     -------------      -------------

Total liabilities and shareholders'
 equity                              $ 146,595,000      $ 142,961,000
                                     =============      =============


     CONTACT: Badger Meter, Inc.
              Joan C. Zimmer, (414) 371-5702